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FOR IMMEDIATE RELEASE	Dennard-Lascar Associates
Rick Black / Ken Dennard
Investor Relations
713-529-6600

Luby’s Reports First Quarter Fiscal 2019 Results

HOUSTON, TX - January 28, 2019 - Luby’s, Inc. (NYSE: LUB) (“Luby’s”) today announced unaudited financial results for its sixteen-week first quarter fiscal 2019, which ended on December 19, 2018. Comparisons in this earnings release for the first quarter fiscal 2019 are referred to as “first quarter.”

First Quarter Key Metrics
(comparisons to first quarter fiscal 2018)

•	Total sales were $102.9 million

•	Same-store sales decreased 5.5%

•	Culinary Contract Services sales increased $2.6 million to $9.5 million

•	Loss from continuing operations of $7.5 million in the first quarter compared to loss from continuing operations of $5.5 million in the first quarter fiscal 2018

•	Adjusted EBITDA decreased $0.8 million (see non-GAAP reconciliation below)

Chris Pappas, President and CEO, commented, "Our turn-around of the business is underway.  While sales pressure persisted in the first quarter, we reduced our food and operating costs at a greater percentage than the sales declined. In addition, we have taken substantial actions to restructure our corporate overhead that will result in more than $3.0 million of annual savings in selling, general, and administrative costs.

"We also continue to make positive progress with our property asset sales program, and as of this announcement, we have generated proceeds of $26.8 million, or about 60%, of our $45 million asset sales program. In addition, we refinanced our credit facility on December 13, 2018, providing $60.0 million of debt financing. As a result of this refinancing, we put close to $20.0 million of cash on the balance sheet ($8.7 million in available for use cash and another $11.1 million in restricted cash that has been set aside for future interest payments and other short term commitments). As of the date of this announcement, we have already repaid $9.1 million on our debt balance utilizing proceeds from the sale of property.

"Our new Chief Operating Officer, Todd Coutee, is leveraging his three decades of restaurant experience to increase efficiency throughout our operations. He is realigning our organization by getting the right people in the right positions, coaching restaurant managers and inspiring our front-line employees by setting the right tone and leading by example. This leadership is driving positive changes in our menu offering, marketing efforts and customer service initiatives.

"From a marketing perspective, we are deploying technology and making improvements in mobile ordering, utilizing third party delivery platforms, and other services, to meet the modern needs/desires of our customers. We are utilizing more measurable digital marketing campaigns in conjunction with traditional media outlets. Our intention is to highlight our differentiation with respect to our competitors

"Subsequent to the first quarter, through January 20, 2019, our total same-store sales have turned to a positive 0.7% with our cafeteria brand achieving a robust positive 2.8% compared to same period last year.

"Lastly, we plan to re-franchise many of our company-owned Fuddruckers as we transition to primarily a franchise model for Fuddruckers, while retaining company-owned stores in our core market of Houston.”

Same-Store Sales Year-Over-Year Comparison

Q1 2019
Luby's Cafeterias	(3.0)%
Fuddruckers	(11.2)%
Combo locations (1)	(11.1)%
Cheeseburger in Paradise	(0.6)%
Total same-store sales (2)	(5.5)%

(1)	Combo locations consist of a side-by-side Luby’s Cafeteria and Fuddruckers Restaurant at one property location.

(2)
Luby’s includes a restaurant’s sales results into the same-store sales calculation in the quarter after that store has been open for six complete consecutive quarters. In the first quarter, there were 76 Luby’s Cafeterias locations, 50 Fuddruckers locations, all six Combo locations, and one Cheeseburger in Paradise location that met the definition of same-stores.

.

First Quarter Restaurant Sales:
($ thousands)

Restaurant Brand	Q1 2019	Q1 2018	Change ($)	Change (%)
Luby’s Cafeterias	$62,786	$67,430	$(4,644)	(6.9)%
Fuddruckers	21,533	26,914	(5,381)	(20.0)%
Combo locations	5,964	6,712	(748)	(11.1)%
Cheeseburger in Paradise	959	3,527	(2,568)	(72.8)%
Total Restaurant Sales	$91,099	$104,583	$(13,484)	(12.9)%

•
Luby’s Cafeterias sales decreased $4.6 million versus the first quarter fiscal 2018, due to the closure of six locations over the prior year and a 3.0% decrease in Luby’s same-store sales. The decrease in same-store sales was the result of a 10.5% decrease guest traffic, partially offset by a 8.4% increase in average spend per guest.

•
Fuddruckers sales at company-owned restaurants decreased $5.4 million versus the first quarter fiscal 2018, due to 14 restaurant closings and a 11.2% decrease in same-store sales. The decrease in same-store sales was the result of a 17.1% decrease guest traffic, partially offset by a 7.1% increase in average spend per guest.

•	Combo location sales decreased $0.7 million, or 11.1%, versus first quarter fiscal 2018.

•	Cheeseburger in Paradise sales decreased $2.6 million. The decrease in sales is related to reducing operations to a single store compared to operating eight locations in the first quarter fiscal 2018.

•	Loss from continuing operations was $7.5 million, or $0.25 per diluted share, compared to a loss of $5.5 million, or $0.19 per diluted share, in the first quarter fiscal 2018.

•
Store level profit, defined as restaurant sales plus vending revenue less cost of food, payroll and related costs, other operating expenses, and occupancy costs, was $9.2 million, or 10.1% of restaurant sales, in the first quarter compared to $11.1 million, or 10.6% of restaurant sales, during the first quarter fiscal 2018. The decline in store-level profit was primarily the result of higher restaurant payroll and related costs as a percentage of restaurant sales, partially offset by lower food costs and other operating costs as a percentage of sales. The increase in payroll and related costs as a percentage of restaurants sales was the result of higher average wage rates and sales declines that outpaced the reduction in hours deployed in our restaurants required to maintain service levels. Food costs declined as we changed the mix of menu offerings as well as applied further focus on efficient operations, including minimizing waste. Within our operating costs, we were able to reduce restaurant supplies and restaurant services to a level proportionate with reduced sales levels. Store level profit is a non-GAAP measure, and reconciliation to loss from continuing operations is presented after the financial statements.

•
Culinary Contract Services revenues increased by $2.6 million to $9.5 million with 30 operating locations during the first quarter. New locations contributed approximately $2.5 million in revenue and locations continually operated over the prior full year increased revenue approximately $0.4 million. These increases were partially offset by a $0.3 million decrease in revenue from locations that ceased operations. Culinary Contract Services profit margin decreased to 7.2% of Culinary Contract Services sales in the first quarter compared to 8.0% in the first quarter fiscal 2018.

•
Selling, general and administrative expenses decreased $0.3 million. Removing one-time severance and proxy-solicitation and communication costs of approximately $1.0 million, selling, general and administrative expenses decreased $1.3 million. The decrease reflects reductions in corporate staff and related costs as well as reductions in marketing spend.

Balance Sheet and Capital Expenditures

We ended the first quarter with a debt balance outstanding of $60.0 million, an increase from $39.5 million at the end of fiscal 2018. During the first quarter, our capital expenditures decreased to $1.1 million compared to $4.3 million in the first quarter fiscal 2018. At the end of the first quarter, we had $8.7 million in available cash, $11.1 million in restricted cash, and $108.1 million in total shareholders’ equity. Since the inception of our $45.0 million asset sales program, we have generated proceeds of $26.8 million.

Restaurant Counts:

	August 29, 2018	FY19 Q1 Openings	FY19 Q1 Closings	December 19, 2018
Luby’s Cafeterias(1)	84	—	(2)	82
Fuddruckers Restaurants(1)	60	—	(3)	57
Cheeseburger in Paradise	2	—	(1)	1
Total	146	—	(6)	140

(1)	Includes 6 restaurants that are part of Combo locations

Conference Call

Luby’s will host a conference call on January 28, 2019 at 10:00 a.m. Central Time to discuss further its first quarter fiscal 2019 results. To access the call live, dial (412) 902-0030 and use the access code 13686560#
at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through February 4, 2019 and may be accessed by calling (201) 612-7415 and using the access code 13686560#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby’s

Luby’s, Inc. (NYSE: LUB) operates 140 restaurants nationally as of December 19, 2018: 82 Luby’s Cafeterias, 57 Fuddruckers, one Cheeseburger in Paradise restaurants. Luby's is the franchisor for 103 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, the Dominican Republic, Panama, and Colombia. Luby's Culinary Contract Services provides food service management to 30 sites consisting of healthcare, corporate dining locations, and sports stadiums.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby’s, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Quarter Ended
	December 19, 2018	December 20, 2017
	(16 weeks)	(16 weeks)
SALES:
Restaurant sales	$91,099	$104,583
Culinary contract services	9,496	6,884
Franchise revenue	2,224	1,887
Vending revenue	99	143
TOTAL SALES	102,918	113,497
COSTS AND EXPENSES:
Cost of food	25,083	29,754
Payroll and related costs	34,513	38,126
Other operating expenses	16,502	19,499
Occupancy costs	5,875	6,261
Opening costs	33	75
Cost of culinary contract services	8,815	6,332
Cost of franchise operations	273	488
Depreciation and amortization	4,903	5,353
Selling, general and administrative expenses	11,224	11,525
Provision for asset impairments and restaurant closings	1,227	845
Net loss on disposition of property and equipment	149	222
Total costs and expenses	108,597	118,480
LOSS FROM OPERATIONS	(5,679)	(4,983)
Interest income	—	6
Interest expense	(1,713)	(649)
Other income, net	30	115
Loss before income taxes and discontinued operations	(7,362)	(5,511)
Provision (benefit) for income taxes	121	(9)
Loss from continuing operations	(7,483)	(5,502)
Loss from discontinued operations, net of income taxes	(6)	(35)
NET LOSS	$(7,489)	$(5,537)
Loss per share from continuing operations:
Basic	$(0.25)	$(0.19)
Assuming dilution	$(0.25)	$(0.19)
Loss per share from discontinued operations:
Basic	$(0.00)	$(0.00)
Assuming dilution	$(0.00)	$(0.00)
Net loss per share:
Basic	$(0.25)	$(0.19)
Assuming dilution	$(0.25)	$(0.19)
Weighted average shares outstanding:
Basic	30,059	29,691
Assuming dilution	30,059	29,691

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not total due to rounding.

	Quarter Ended
	December 19, 2018	December 20, 2017
	(16 weeks)	(16 weeks)

Restaurant sales	88.5%	92.1%
Culinary contract services	9.2%	6.1%
Franchise revenue	2.2%	1.7%
Vending revenue	0.1%	0.1%
TOTAL SALES	100.0%	100.0%

COSTS AND EXPENSES:

(As a percentage of restaurant sales)
Cost of food	27.5%	28.5%
Payroll and related costs	37.9%	36.5%
Other operating expenses	18.1%	18.6%
Occupancy costs	6.4%	6.0%
Vending revenue	(0.1)%	(0.1)%
Store level profit	10.1%	10.6%

(As a percentage of total sales)
Marketing and advertising expenses	0.9%	1.3%
General and administrative expenses	10.0%	8.9%
Selling, general and administrative expenses	10.9%	10.2%
LOSS FROM OPERATIONS	(5.5)%	(4.4)%

Luby’s, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	December 19, 2018	August 29, 2018
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,665	$3,722
Restricted cash and cash equivalents	11,103	—
Trade accounts and other receivables, net	8,054	8,787
Food and supply inventories	4,144	4,022
Prepaid expenses	1,580	3,219
Total current assets	33,546	19,750
Property held for sale	19,469	19,469
Assets related to discontinued operations	1,813	1,813
Property and equipment, net	133,587	138,287
Intangible assets, net	17,660	18,179
Goodwill	555	555
Other assets	2,261	1,936
Total assets	$208,891	$199,989
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,274	$10,457
Liabilities related to discontinued operations	21	14
Current portion of credit facility debt	10,000	39,338
Accrued expenses and other liabilities	30,732	31,755
Total current liabilities	49,027	81,564
Credit facility debt, less current portion	46,097	—
Liabilities related to discontinued operations	16	16
Other liabilities	5,694	5,781
Total liabilities	$100,834	$87,361
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; shares issued were 30,164,360 and 30,003,642; and shares outstanding were 29,664,360 and 29,503,642, at December 19, 2018 and August 29, 2018, respectively	9,653	9,602
Paid-in capital	34,260	33,872
Retained earnings	68,919	73,929
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders’ equity	108,057	112,628
Total liabilities and shareholders’ equity	$208,891	$199,989

Luby’s, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Quarters Ended
	December 19, 2018	December 20, 2017
	(16 weeks)	(16 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,489)	$(5,537)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for asset impairments and net losses (gains) on property sales	1,376	1,067
Depreciation and amortization	4,903	5,353
Amortization of debt issuance cost	449	40
Share-based compensation expense	439	867
Deferred tax provision	—	(57)
Cash provided by (used in) operating activities before changes in operating assets and liabilities	(322)	1,733
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts and other receivables	733	(307)
Increase in food and supply inventories	(123)	(290)
Insurance proceeds	—	—
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(912)	1,905
Net cash provided by operating activities	1,257	3,482
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	171	185
Insurance proceeds	—	344
Purchases of property and equipment	(1,119)	(4,325)
Net cash used in investing activities	(948)	(3,796)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolver borrowings	18,506	22,900
Revolver repayments	(38,500)	(22,800)
Proceeds from term loan	58,400	—
Term loan repayments	(19,506)	—
Debt issuance costs	(3,155)	—
Taxes paid on equity withheld	(8)	(70)
Net cash provided by financing activities	15,737	30
Net increase (decrease) in cash and cash equivalents and restricted cash	16,046	(284)
Cash and cash equivalents and restricted cash at beginning of period	3,722	1,096
Cash and cash equivalents and restricted cash at end of period	$19,768	$812
Cash paid for:
Income taxes	$29	$—
Interest	1,637	515

Store Level Profit

Although store level profit, defined as restaurant sales plus vending revenue, less cost of food, payroll and related costs, other operating expenses, and occupancy costs, is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment.   The following table reconciles between store level profit, a non-GAAP measure to loss from continuing operations, a GAAP measure:

($ thousands)	Quarter Ended
	December 19, 2018	December 20, 2017
	(16 weeks)	(16 weeks)

Store level profit	$9,225	$11,086

Plus:
Sales from culinary contract services	9,496	6,884
Sales from franchise operations	2,224	1,887

Less:
Opening costs	33	75
Cost of culinary contract services	8,815	6,332
Cost of franchise operations	273	488
Depreciation and amortization	4,903	5,353
Selling, general and administrative expenses	11,224	11,525
Provision for asset impairments and restaurant closings	1,227	845
Net loss on disposition of property and equipment	149	222
Interest income	—	(6)
Interest expense	1,713	649
Other income, net	(30)	(115)
Provision (benefit) for income taxes	121	(9)
Loss from continuing operations	$(7,483)	$(5,502)

Adjusted EBITDA
Adjusted EBITDA is defined as income (loss) from continuing operations before interest, provision (benefit) for income taxes, and depreciation and amortization, and excluding net loss (gain) on disposing of property and equipment, provision for asset impairments and restaurant closings, non-cash compensation expense, franchise taxes, and decrease / (increase) in fair value of derivatives.
Adjusted EBITDA is intended as a supplemental measure of our performance that is not required by, or presented in accordance with GAAP. We believe Adjusted EBITDA provides useful information to management and investors in valuing the Company and evaluating ongoing operating results and trends and in comparing our results to other competitors. Our management uses Adjusted EBITDA in evaluating management's performance when determining incentive compensation.
Adjusted EBITDA, as defined, may not be comparable to other similarly titled measures as computed by other companies. These measures should be considered supplemental and not a substitute or superior to other GAAP performance measures.

($ thousands)	Quarter Ended
	December 19, 2018	December 20, 2017
	(16 weeks)	(16 weeks)

Loss from continuing operations	$(7,483)	$(5,502)
Depreciation and amortization	4,903	5,353
Provision (benefit) for income taxes	121	(9)
Interest expense	1,713	649
Interest income	—	(6)
Net loss on disposition of property and equipment	149	222
Provision for asset impairments and restaurant closings	1,227	845
Non-cash compensation expense	425	558
Franchise Taxes	67	59
Decrease / (Increase) in Fair Value of Derivative	88	(173)
Adjusted EBITDA	$1,210	$1,996